Exhibit 10.10

8000 Westpark Drive
Suite 500
McLean, VA22102

ph 703.748.4005
fax 703.288.6740

www.K12.com
March 4, 2005
Mr. John F. Baule
10859 Meadow Pond Lane
Oakton,Va 22124
Dear John:
K12 Inc. (the Company) is pleased to offer you the position of Chief Financial Officer. You (the Employee) will report directly to Richard Rasmus. This position will be located in our McLean, VA headquarters.
K12 offers employees an innovative compensation package reflecting our belief in rewarding performance appropriately. Your salary will be $265,000 on an annualized basis.
In addition, you will become eligible for the following Employment Benefits in accordance with Company policy:
•	Health, welfare and 401k benefits.

•	Accrual of 20 days of vacation per year pro-rated per Company policy.

•	You will also be eligible to participate in the Company’s bonus plan, pro-rated based on the date of hire. Your target bonus will be 50% of $265,000, based on Company performance and the successful completion of performance objectives that will be determined after your acceptance of this position.

•	Upon acceptance and execution of the appropriate agreements, and subject to Board of Directors approval, you will be granted 800,000 options to purchase shares of common stock of K12. Your Stock Option Agreement will incorporate all relevant provisions of the Stock Option Plan, including vesting schedule and exercise price, and is made a part hereof.

•	In the event that Employee resigns for “Good Reason” or Company terminates Employee’s employment with Company for other than “Cause,” death or disability, the Company shall (a) pay to Employee as severance pay an amount equal to Employee’s compensation for a period of 365 days from such event, as if Employee had continued to receive his then current rate of Compensation that existed prior to the “Good Reason” or termination event; provided that said amount of severance shall be paid in full during the six month period following the date of termination in equal installments not less frequently than semi-monthly in accordance with the Company’s standard payroll practices, and (b) if permitted by the terms of the Company’s group medical and dental insurance plans, continue to provide Employee coverage thereunder at no additional cost to Employee for the Severance period or

March 4, 2005
John F. Baule

until Employee is eligible for coverage with new employer if earlier, or if not permitted by the terms of Company’s group medical and dental plans, reimburse Employee the cost of premiums if he elects to continue the coverage under such plans as permitted by COBRA for the Severance Period or until Employee is eligible for coverage with new employer if earlier. Employee shall have the right to continue coverage under the Company’s group medical and dental plans thereafter at his option and expense to the extent COBRA may continue to apply. As used herein, the “Severance Period” means the period commencing on the date of termination of employment and ending three hundred and sixty five (365) days thereafter. For purposes of this Agreement, a resignation shall be for “Good Reason” if Employee resigns because Company (or its successor in interest or acquiror) materially reduces Employees Compensation as of the date of the event, or assigns Employee a materially different title and responsibilities such that Employee has been demoted, or relocates the Employee’s place of work more than 50 miles from the Company’s current headquarters, or Company otherwise materially breaches the Agreement. The employee shall have thirty (30) days from the date of the event constituting “Good Reason” to determine whether he will resign for “Good Reason.” For purposes of the Agreement, a termination shall be for “Cause” if Employee shall (i) commit an act of fraud, dishonesty, embezzlement or misappropriation involving Company, (ii) be convicted of, or enter a plea of guilty or no contest to, any crime involving moral turpitude or dishonesty, (iii) commit an act, or fail to commit an act, involving Company which amounts to, or with the passage of time would amount to, willful misconduct, (iv) willfully fail or habitually or grossly neglect to perform job responsibilities under this Agreement and such failure or neglect is not cured within fifteen (15) days after written notice to Employee of such failure or neglect, or (v) engage in any unprofessional conduct which may adversely affect the reputation of the Company and/or his relationship with its employees, customers, or suppliers.
Your employment with K12 is not for any fixed term. This constitutes “at-will” employment which either you or the Company may terminate at any time, for any reason, with or without cause or advance notice. It is further understood that the “at-will” nature of your employment with K12 is one aspect of employment that cannot be changed except in writing and signed by the Chief Executive Officer of the Company.
As a K12 employee, you will be expected to abide by all Company rules and regulations. As a condition of employment, you will be required to read and sign an Employee Acknowledgement in your orientation on or about your first day of employment. This offer of employment is contingent upon your submission and completion of 1-9 documentation and a signed Confidentiality, Proprietary Rights, and Non-Solicitation Agreement. On your first day, please bring with you two forms of 1-9 acceptable documentation. The enclosed 1-9 information lists examples of acceptable documentation.
This offer is valid until March 4, 2005 and a signed copy of this offer letter, including a mutually acceptable start date, must be returned to Heather Kane at 8000 Westpark

K12 Inc. 8000 Westpark Drive, Suite 500, McLean, VA 22102

March 4, 2005
John F. Baule

Drive, Suite 500, McLean, VA 22102, by such date. The additional copy should be retained for your records.
This letter, together with your Confidentiality, Proprietary Rights, and Non-Solicitation Agreement, provides you with the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other written or oral agreements to you concerning employment at K12. If you have any questions regarding this offer, please contact Heather Kane directly at 703-970-8006.
This Offer Letter together with the Confidentiality, Proprietary Rights, and Non-Solicitation Agreement and the Stock Option Agreement embodies the entire representations, warranties, covenants and agreements in relation to the subject matter hereof. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein. This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns.
We look forward to establishing a mutually rewarding relationship with you and welcome your contribution to our company.
Sincerely,
Heather Kane
Human Resource Manager
K12 Inc.

K12 Inc. 8000 Westpark Drive, Suite 500, McLean, VA 22102

March 4, 2005
John F. Baule

By signing below, you consent that you have read and agree to the terms of the above offer and agree to start your employment with K12 on Tuesday, March 1, 2005. In addition, you represent that you are not subject to any agreement, judgement, order, or restriction which would be violated by your being employed with the Company, or that in any way restricts your ability to perform services for the Company.

Signature:

Print name:	John Baule

Date:	3/4/2005

K12 Inc. 8000 Westpark Drive, Suite 500, McLean, VA 22102

K12 INC.
FIRST AMENDMENT TO
EMPLOYMENT OFFER LETTER
          WHEREAS, K12 Inc., a Delaware corporation (the “Company”) entered into an employment offer letter, dated as of March 4, 2005 (the “Letter”) with John F. Baule (the “Executive”); and
          WHEREAS, the Executive and the Company desire to amend the Letter to provide for certain changes to the Executive’s compensation.
          NOW, THEREFORE, in consideration of the foregoing, the Executive and the Company hereby agree that effective as of July 1, 2007 (the “Effective Date”), the Letter be, and it hereby is, amended as follows (the “Amendment”):
          1.      The second paragraph of the Letter is hereby deleted in its entirety and the following is substituted in lieu thereof:
“K12 offers employees an innovative compensation package reflecting our belief in rewarding performance appropriately. Your salary will be $340,000 on an annualized basis.”
          2.      The third bullet point of the third paragraph of the Letter is hereby deleted in its entirety and the following is substituted in lieu thereof:
“You will also be eligible to participate in the Company’s bonus plan, pro-rated based on the date of hire. Your target bonus will be 70% of $340,000, based on Company performance and the successful completion of performance objectives that will be determined by the Board of Directors of the Company in its discretion.”
          3.      The fourth bullet point of the third paragraph of the Letter is hereby deleted in its entirety and the following is substituted in lieu thereof:
“The Company will grant to you (subject to certain conditions) (i) stock options to purchase up to four hundred thousand (400,000) shares of Common Stock of the Company at an exercise price of Two Dollars and Sixty-Eight Cents ($2.68) per share, one-third (1/3) of which shall vest on each of June 30, 2008, June 30, 2009 and June 30, 2010, provided that Executive remains employed by the Company or its affiliates on each such date, and (ii) stock options to purchase an aggregate of four hundred thousand (400,000) shares of Common Stock of the Company at an exercise price of Two Dollars and Sixty-Eight Cents ($2.68) per share, which shall vest upon the satisfaction of certain performance-based goals for fiscal years 2008, 2009 and 2010 to be determined by the Board of Directors of the Company in its sole discretion, provided that Executive remains employed by the Company or its affiliates on the applicable vesting dates. Except as set forth herein, all such stock options shall be subject to the terms of the Company’s Stock Option Plan (the “Plan”) and the Company’s form of Stock Option Agreement under the Plan (the “Stock Option Agreement”). In addition, upon the occurrence of a Vesting Acceleration Event (as defined in the Stock Option Agreement), all outstanding stock options held by you immediately prior to the date of such event shall become fully vested and exercisable.”
          4.      To the extent not expressly amended hereby, the Letter remains in full force and effect.
[Signature page follows]

          The undersigned do hereby consent to the foregoing amendment as of the date set forth above.

K12 INC.

Name:	Ronald J. Packard
Title:	Chief Executive Officer

EXECUTIVE

John F. Baule